Board of Directors Corporate Resolution of:
XIANGTIAN (USA) AIR POWER CO., LTD.

We, the undersigned, being all the directors of this corporation consent and agree that the following corporate resolution was made on July 15 2013 at 11:00 AM at Beijing LuckSky Air Power group Headquarters.

We do hereby consent to the adoption of the following as if it was adopted at a regularly called meeting of the board of directors of this corporation. In accordance with State law and the bylaws of this corporation, by unanimous consent, the board of directors decided that:

The Company is in the process of re-organization to establish business entities. In order to accomplish this task, capital may be required to facilitate merger and acquisition (M&A) activities. With limited common stock available additional common stock will be required to provide enough capital to establish relationships and finalize M&A work, without limiting future activities of the company. Additionally liquidity issues are already apparent with the limited number of outstanding shares. Solving both the liquidity issues and having enough available common shares to complete M&A work will create significant initial dilution and price depreciation of the common shares, the overall effect to shareholders will be positive due to the increase in income generated from the M&A work.

Therefore, it is resolved, that the corporation shall:
Increase the number of authorized common shares from 100,000,000 (one hundred million) to 1,000,000,000 (one billion). The company will seek the necessary authorization from the Securities and Exchange Commission and register these shares pursuant to all governing regulations.

The officers of this corporation are authorized to perform the acts to carry out this corporate resolution.

Director signature	Printed name	15 July 2013 Date
Director signature	Printed name	15 July 2013 Date
Director signature	Printed name	15 July 2013 Date

The Secretary of the Corporation, certifies that the above is a true and correct copy of the resolution that was duly adopted at a meeting of the dated meeting of the board of directors.

Signature of Secretary — 15 July 2013 Date

Printed name of Secretary